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                                                                    EXHIBIT 99.1

SOURCE:   Advantage Marketing Systems, Inc.

CONTACT:  David D'Arcangelo, President
          405/419-4911

      ADVANTAGE MARKETING SYSTEMS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

OKLAHOMA CITY, OK, November 4, 2003 -- Advantage Marketing Systems, Inc., (Amex: AMM - news), today announced a net loss for the third quarter of 2003 of ($189,309) or ($0.04) per common (diluted) share, on 4.5 million shares outstanding. Net sales for the third quarter of 2003 were $4.9 million, an increase of 4.2 percent over second quarter 2003 net sales of $4.7 million.

AMS President, David D'Arcangelo said, "We are on course following the restructuring plan announced earlier in the year. As evidenced by the stabilization and initial increase in revenue during the second quarter of 2003, and continued increase in the third quarter over the second quarter, versus the approximate $6 million deterioration of revenue throughout 2002, we continue to see an ongoing improving trend as we head into 2004. 2003 has been our year to restructure: managing expenses, developing and delivering exciting new products and aggressively focusing on putting marketing systems and a compensation plan in place that should support our sales associates in recruiting proven sales producers with existing sales teams to join AMS."

The third quarter 2003 net loss of ($189,309) or ($0.04) per common (diluted) share on 4.5 million shares outstanding, compares to a net loss of ($195,113), or ($0.04) per common (diluted) share, on 4.4 million shares outstanding, in the third quarter of the prior year. Net sales for the third quarter of 2003 represented an 11.6 percent decrease from net sales of $5.5 million for the comparable quarter in 2002.

Sales for the first nine months of the current year totaled $14.2 million compared to $17.7 million in the year 2002. Net loss for the first nine months of 2003 was ($634,412), or ($0.14) per common (diluted) share, on 4.4 million shares outstanding, compared to a net loss of ($26,198), or ($0.01) per common (diluted) share, on 4.4 million shares outstanding, in the year 2002.

Advantage Marketing Systems, Inc., named by Fortune Small Business magazine as one of America's 100 fastest-growing small companies in 2001, sells more than 75 natural nutritional supplements, weight management products, and natural skincare and cosmetics, including the all-natural human performance enhancer, Prime One and the weight loss products which the company to date has sold over 500 million servings through AMS independent associates across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.

                                      ****

Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates", "believes", "expects", "may", "will" or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.